Exhibit 99

Contacts:

The Washtenaw Group, Inc. - Howard Nathan – P:800 765-5562

Marcotte Financial Relations - Mike Marcotte – P:248 656-3873

The Washtenaw Group, Inc.
Reports Q3 Results	For Immediate Release

ANN, ARBOR, Mich., Nov.  5, 2004 – The Washtenaw Group, Inc. (Amex:TWH), the holding company for Washtenaw Mortgage Company, recorded significantly lower mortgage volume and a net loss for the third quarter and nine-months ended September 30, 2004, Charles C. Huffman, Chairman and CEO, reported today.

Washtenaw Mortgage Company, one of the nation’s leading wholesale mortgage companies, originates, acquires, sells and services mortgage loans. The Company is headquartered in Ann Arbor, Michigan, and conducts business through approximately 2,000 correspondent lenders in approximately 40 states.

The Washtenaw Group, Inc. resulted from the previously announced spin-off of Washtenaw Mortgage Company into a separate, publicly held corporation, from Pelican Financial, Inc. (Amex:PFI). The spin-off was effective at the close of business December 31, 2003.

Operating results

Mortgage-origination volume fell precipitously to $212.2 million, from record originations of $1.0 billion for the third quarter of 2003. For the first nine months of 2004, mortgage originations were $990.0 million, a sharp downturn from record originations of $3.2 billion for the first nine months of 2003.

As a result of the lower mortgage volume and the continuing losses on loan repurchases and other real estate, the Corporation posted a net loss of $2,258,000, equivalent to $0.50 per share, for the third quarter of 2004, compared with record net income from continuing operations of $3,834,000, or $0.86 per share, for the comparable 2003 period. For the first nine months, the Corporation recorded a net loss of $5,245,000, equivalent to $1.17 per share, compared with record net income from continuing operations of $9,899,000, or $2.22 per share, for the first nine months of 2003.

Losses on loan repurchases and other real estate totaled $1.6 million and $4.4 million for Q3-2004 and the first nine months of 2004, respectively.

more

The results for Q3-2004 were lowered by a GAAP-required valuation-adjustment to the mortgage-servicing-rights portfolio of $101,000, $0.02 per share. The results for Q3-2003 were aided by a valuation-adjustment credit of $2,416,000, equivalent to $0.54 per share. Results for the first nine months of 2004 were reduced by a valuation adjustment of $941,000, equivalent to $0.21 per share, compared with a valuation-adjustment of $2,219,000, or $0.49 per share, which boosted results for the first nine months of 2003.

Mr. Huffman said, “The year has been difficult and disappointing. We have cut expenses, introduced numerous new products, and increased our broker network. New- and existing-housing sales are relatively strong, however the mortgage sector appears to be treading water because of fluctuating interest rates and the buying-publics’ predilection for lower-margin ARMs over fixed-rate mortgages.  We look forward to more stable interest rates, because we are well positioned to grow. “

He noted that the Corporation’s results continue to be impaired by credit-quality issues, such as inflated-property values.

Safe Harbor. This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Among these risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, mortgage-interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission, available via EDGAR. The Company assumes no obligation to update forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such forward-looking statements.

(financial statements follow)

THE WASHTENAW GROUP, INC.

Consolidated Balance Sheet

	September 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
Cash and cash equivalents	$100,000	$100,000
Accounts Receivable, net	8,819,429	5,340,932
Loans held for sale	36,001,483	97,687,823
Mortgage servicing rights,net	18,993,159	24,614,381
Other real estate owned	1,209,745	925,839
Premises and equipment, net	1,735,238	1,480,988
Other assets	750,036	1,030,653
	$67,609,090	$131,180,616

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Due to bank	$6,999,229	$11,074,373
Notes payable	19,290,750	33,211,684
Repurchase agreements	8,098,423	43,926,901
GNMA Repurchase Liability	6,736,448	8,599,700
Other liabilities	9,479,336	12,162,996
Total liabilities	50,604,186	108,975,654

Shareholders’ equity
Preferred Stock, $.01 par value 1,000,000 shares authorized; none outstanding	—	—
Common stock, $.01 par value 9,000,000 shares authorized; 4,488,351 outstanding at September 30, 2004 and December 31, 2003	44,884	44,884
Additional paid-in capital	2,000,424	1,955,932
Retained earnings	14,959,596	20,204,146
Total shareholders’ equity	17,004,904	22,204,962

	$67,609,090	$131,180,616

THE WASHTENAW GROUP, INC.

Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Interest income	$759,471	$3,865,346	$3,173,463	$10,924,519
Interest expense	627,301	1,878,526	2,294,982	5,375,221
Net interest income	132,170	1,986,820	878,481	5,549,298

Noninterest income
Servicing income	2,137,041	1,857,838	6,748,692	5,291,939
Gain on sales of mortgage servicing rights and loans, net	1,628,134	11,822,407	6,252,720	38,295,453
Other income	208,630	246,930	788,970	809,141
Total noninterest income	3,973,805	13,927,175	13,790,382	44,396,533

Noninterest expense
Compensation and employee benefits	2,305,171	6,818,980	8,270,469	18,611,430
Occupancy and equipment	509,951	418,824	1,381,789	1,258,690
Telephone	84,418	160,429	239,624	446,333
Postage	103,862	180,414	364,157	572,554
Amortization of mortgage servicing rights	2,046,115	1,684,337	5,967,051	4,325,636
Mortgage servicing rights valuation adjustment	100,760	(2,416,090)	(940,829)	2,219,089
Loss and provision for loss on loan repurchases and other real estate	1,576,413	2,197,541	4,441,898	4,364,381
Other noninterest expense	794,978	1,072,453	2,810,348	3,123,757
Total noninterest expense	7,521,668	10,116,888	22,534,507	34,921,870

Income before income taxes	(3,415,693)	5,797,107	(7,865,644)	15,023,961

Provision for income taxes	(1,157,723)	1,962,761	(2,621,094)	5,125,001

Net income (loss)	$(2,257,970)	$3,834,346	$(5,244,550)	$9,898,960

Basic and diluted earnings (loss) per share	$(0.50)	$0.86	$(1.17)	$2.22